Exhibit 99.1 (a) 2

NDCHealth Announces Alliance with Cardinal Health to
Expand Offerings for Pharmacies

Atlanta, May 29, 2002 — NDCHealth Corporation (NYSE: NDC) announced that it has entered into a strategic alliance with the Pharmaceutical Distribution and Provider Services segment of Cardinal Health (NYSE: CAH) to jointly market and develop products and services for the health care industry. The alliance was formed in conjunction with NDCHealth’s purchase of selected assets of ScriptLINE, a provider of pharmacy network editing services, from ArcLight Systems, LLC.

As part of the alliance, editing services under the ScriptLINE brand will continue to be offered to pharmacies exclusively by Cardinal Health. The alliance also provides for joint development between NDCHealth and Cardinal Health of additional marketing programs, products and services.

In commenting on the alliance, NDCHealth Chief Executive Officer Walter M. Hoff said, “We are very excited about the prospects for our new alliance with Cardinal Health. We are expanding our market reach with Cardinal Health and expanding our product offering with ScriptLine. The opportunity for creating additional new offerings for the health care industry with Cardinal Health provides significant added future potential for our customers.”

Cardinal Health, Inc. is the leading provider of products and services supporting the health care industry. Cardinal Health companies develop, manufacture, package and market products for patient care; develop drug-delivery technologies; distribute pharmaceuticals, medical-surgical and laboratory supplies; and offer consulting and other services that improve quality and efficiency in health care. Headquartered in Dublin, Ohio, the company employs more than 49,000 people on five continents and produces annual revenues of more than $40 billion. Cardinal Health is ranked #23 on the current Fortune 500 list and was named as one of the “The World’s Best” companies by Forbes magazine in April 2002.

Arclight Systems LLC is a venture of leading pharmacy provider companies.

NDCHealth is a leading provider of health information services to pharmacy, hospital, physician, pharmaceutical and payer businesses.

This document may contain forward-looking statements with respect to the Company’s business operations, economic performance and financial condition, including statements concerning the Company’s expected business outlook and anticipated financial and operating results. These statements are based on a number of assumptions and are subject to significant risks and uncertainties, such as market and customer acceptance of the Company’s products and services, product demand, the Company’s ability to integrate acquisitions and achieve expected synergies, competition, the effect of economic conditions, and other risks detailed in the Company’s SEC filings, including the most recent Annual Report on Form 10-K. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

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